Thrivent Mutual Funds

901 Marquette Avenue

Suite 2500

Minneapolis, Minnesota 55402-3211

March 28, 2024

Thrivent Mutual Funds

901 Marquette Avenue

Suite 2500

Minneapolis, Minnesota 55402-3211

Ladies and Gentlemen:

As counsel to Thrivent Mutual Funds, a Massachusetts Business Trust organized under the laws of the State of Massachusetts (the “Trust”), I have been asked to render an opinion in connection with the Trust’s registration statement on Form N-14 under the Securities Act of 1933, as amended, to be filed by the Trust with the Securities and Exchange Commission (the “Registration Statement”).

I wish to advise you that I have examined such documents and questions of law as I have deemed necessary for purposes of this opinion. Based upon the foregoing, I am of the opinion that:

1.	The Trust has been duly organized and validly exists pursuant to the laws of the State of Massachusetts; and

2.

The shares of capital stock of the Trust, which are described in the Registration Statement, will, when sold in accordance with the terms contained in the proposed Agreement and Plan of Reorganization, will be legally issued, fully paid and non-assessable by the Trust.

I consent to this opinion being filed as an exhibit to the Registration Statement.

Sincerely,

/s/ John D. Jackson
John D. Jackson
Chief Legal Officer and Secretary